March 1, 2017

Sands Capital Management, LLC

1000 Wilson Blvd, Suite 3000

Arlington, VA 22209

Investment Advisory Agreement For Subadviser

(Harbor Global Leaders Fund)

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Global Leaders Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Board of Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (as amended or supplemented from time to time, the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (as amended or supplemented from time to time, the “By-Laws”).

(c)	Resolutions of the Board of Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you with copies of all amendments of or supplements to the foregoing that may be relevant to you as soon as reasonably practicable.

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

2.	Sub-Advisory Services. Subject to the terms and conditions of this Agreement, you will provide the Fund investment sub-advisory services with respect to that portion of the Fund’s assets that are allocated to you in accordance with this Agreement, which services shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you with prior written notice to you. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Declaration of Trust and the By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received by you in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you in writing. In accordance with paragraph 5, you shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers, dealers or counterparties selected by you for that portion of the Fund’s assets for which you serve as investment subadviser.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. In addition, the Adviser shall provide you with reasonable advance notice, to the extent practicable under the circumstances, of any changes to any of the foregoing or any other documents relevant to the services you are required to provide under this Agreement (“Governing Documents”). Whenever practicable, the Adviser shall provide copies of such Governing Documents marked to show any changes from a previous version. Notwithstanding any other provision of this Agreement, you shall not be required to comply with any Governing Documents before you have had a reasonable period of time to review and establish appropriate policies and procedures to address compliance with any such Governing Documents, nor shall you be required to comply with any such Governing Documents that you reasonably believe to be inconsistent with applicable law or your fiduciary duty to the Fund; provided, however, that you promptly provide the Adviser with written notice of your disagreement with such Governing Documents.

You will conform your conduct to, and will ensure that your investment management of the portion of the Fund’s assets allocated to you complies with, the applicable provisions of the Investment Company Act and Investment Advisers Act and the rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), applicable federal and state laws and regulations, and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

You shall maintain written compliance policies and procedures that you reasonably believe are reasonably designed to prevent the services you provide hereunder from causing

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

yourself and the Fund to violate applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser promptly upon your detection of any breach by you of any of the Fund’s policies, guidelines or procedures and of any violation by you of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations by you of your compliance policies and procedures that relate to the Fund or your activities as a investment subadviser to the Fund generally.

You shall keep the Fund’s books and records maintained by you that relate to transactions in the name of the Fund hereunder and shall timely furnish to the Adviser upon request all such records relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you, provided that you may maintain copies of any books and records you maintain on behalf of the Fund. The Trust and the Adviser acknowledge and agree that you are not responsible for maintaining the official books and records of the Fund.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trustees and the Trust’s or Adviser’s officers at least quarterly or as otherwise agreed on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Your authority hereunder shall include the (i) power to purchase, sell, generally deal in or exchange assets for the Fund; (ii) authority to exercise whatever powers the Fund may possess with respect to any Fund assets, including the power to vote (or refrain from voting), exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer; (iii) authority to enter into, and bind the Fund in respect of, foreign exchange transactions that settle by an actual delivery of the relevant currencies within a settlement period that is the customary timeline in the relevant market for spot foreign exchange transactions (or that is otherwise a bona fide spot foreign exchange transaction for purposes of applicable foreign exchange regulatory requirements) (each, a “Spot FX Transaction”); (iv) authority on behalf of the Fund, as agent and attorney-in-fact, to (A) open account(s) with and to issue to brokers, dealers, introducing brokers and banks, or any affiliate of any of the foregoing, instructions to purchase, sell or otherwise trade in or deal with, any security or other asset of the Fund and at risk of, and in the name of, the Fund; and (B) negotiate and execute agreements, indemnities and representations letters for all purposes you determine are necessary or desirable in connection with the performance of your obligations hereunder; and (v) authority generally to perform any other act deemed necessary or desirable by you to assist you in carrying out your

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

obligations hereunder, including in connection with effecting Spot FX Transactions for the Fund. Notwithstanding the foregoing, the Fund or the Fund custodian, and not you, shall be responsible for assessing and managing any disputes involving the Fund, including making any and all filings in connection with any securities litigation or class action lawsuits involving securities held or that were held in by the Fund. The Fund and the Adviser further understand that you may employ the services of a proxy voting service to exercise proxies in accordance with such guidelines. The Adviser may, upon written notice to you, retain the responsibility for voting proxies on behalf of the Fund. Upon receipt of such written notice from the Adviser, you shall have no responsibility for voting proxies on behalf of the Fund.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association. For the avoidance of doubt, your obligations under this Agreement shall only apply to the assets allocated to you as subadviser; you shall have no responsibility for any compliance obligations that require monitoring or attention to any other assets of the Fund or all of the assets of the Fund in the event less than all of the assets of the Fund are allocated to you as subadviser.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund. The Fund shall be responsible for all other costs and expenses of the Fund, including payment of brokerage commissions, transfer fees, registration costs, transaction-related taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Fund.

4.	Compensation of the Subadviser. For all the investment sub-advisory services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

In the event that at any time after the effective date of this Agreement you enter into an investment management agreement pursuant to which you grant any Comparable Client an asset-based fee schedule for Similar Services that is lower than that set forth in Schedule A, the Adviser will be notified within (30) business days after any such new asset-based fee agreement is established. “Comparable Client” means any pooled investment vehicle client

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

of yours with respect to which you provide Similar Services, provided that such clients do not include those that are subject to a performance-based fee arrangement. “Similar Services” means discretionary investment management services provided by you in accordance with your Global Leaders investment strategy (or any successor to such strategy).

You may not serve as the sole investment adviser or subadviser to another publicly offered, U.S. open-end mutual fund (i.e., investment company that is subject to the U.S. Investment Company Act of 1940, as amended) (a “U.S. Mutual Fund”) that would be in direct competition with the Fund for the life of this Agreement, including any continuation thereof. Direct competition means publicly offered U.S. Mutual Funds for which you serve as the sole investment adviser or subadviser and for which you employ your “Global Leaders” equity investment strategy or any successor to such strategy). For the avoidance of doubt, direct competition would also include serving as investment adviser or subadviser to publicly offered U.S. Mutual Funds structured as fund-of-funds type vehicles with broader mandates that (i) historically have invested at least a portion of their assets in, among other types of instruments, proprietary and third-party advised publicly offered U.S. Mutual Funds to gain exposure to specific investment strategies, (ii) may seek exposure to your Global Leaders equity investment strategy or any successor to such strategy, and (iii) may utilize the Fund as one of the underlying funds to provide that investment exposure in place of engaging you directly to serve as investment adviser or subadviser to that fund (the “fund-of-funds restriction”). In light of the continuing evolution of products offered by third parties that may be subject to this fund-of-funds restriction, the parties agree to discuss in good faith any and all such future products that may be covered by this fund-of-funds restriction. This restriction on serving as investment adviser or subadviser to another publicly offered, U.S. Mutual Funds that would be in direct competition with the Fund shall not apply to any publicly offered, U.S. Mutual Fund which (i) is marketed or held out to the public as employing a multi-manager investment approach, (ii) in fact does employ multiple managers to achieve its investment objectives, and (iii) is not structured as a fund-of-funds type vehicle that is seeking exposure to an investment strategy substantially similar to that utilized by the Fund and that may otherwise utilize the Fund to provide that investment exposure. For the avoidance of doubt, the restriction in this paragraph shall not apply to the provision of any services to a private fund, collective investment trust, or non-U.S. investment company. In the event this Agreement is assigned by or otherwise terminated by you prior to the fifth anniversary of the effective date of this Agreement, the exclusivity and non-compete provisions set forth in this section of paragraph 4 will survive termination of this Agreement for a period of 12 months from the date of termination. In the event this Agreement is terminated by you on or after the fifth anniversary of the effective date of this Agreement or is terminated at any time by the Adviser or the Trust on behalf of the Fund, these provisions will expire on the date of termination.

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You shall arrange for the placing of all orders for the purchase and sale of portfolio securities for

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

the portion of the Fund’s account allocated to you with brokers, dealers or counterparties selected by you. In the selection of such brokers or dealers and the placing of such orders, you shall seek to obtain the best overall execution available. In assessing the best overall terms available for any transaction, you shall consider factors that you deem relevant, such as the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, you may also consider the brokerage and research services (within the meaning of Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) provided to the Fund and/or other accounts over which you exercise investment discretion. Subject to the foregoing and to applicable laws and regulations, including Section 28(e) of the Exchange Act, you may cause the Fund to pay a broker or dealer who provides brokerage and research services an amount of commission for effecting a transaction in excess of the amount another broker or dealer would have charged for effecting the transaction; provided that you determine in good faith that the amount of commission is reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either the particular transaction or your overall responsibilities with respect to the accounts as to which it exercises investment discretion.

Upon request, you will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be consistent with your allocation policies and procedures, as amended from time to time, and with your fiduciary obligations to the Fund and to such other clients.

6.	Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by any person, including the Fund, the Adviser or any Fund shareholder, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your obligations and duties under this Agreement or from reckless disregard by you of your obligations and duties under this Agreement.

7.

Duration and Termination of this Agreement. This Agreement shall remain in force until March [    ], 2019 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order and to such no-action or interpretive guidance as may be published by the Securities and Exchange Commission or its Staff.

8.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees annually such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.	Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds with respect to transactions by the Fund in securities or other assets.

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

12.	Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party except to the extent such disclosure is (A) approved in writing by the Fund or the Adviser, (B) required by applicable law, regulation, rule or legal process, or requested by any judicial, administrative, governmental, regulatory or self-regulatory organization process, investigation, inquiry or proceeding; or (C) to the extent necessary to further the provision of your services hereunder. For the avoidance of doubt, nothing in this Section shall be construed to limit your ability to communicate information about your Global Leaders model portfolio or composite to other or prospective clients and related databases.

13.	Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party. Notwithstanding the foregoing, you agree that the Adviser may use your name in advertising, promotional or other material related to the Fund; provided, however, that you have been given the opportunity to review and approve such material; and further provided that to the extent that you have reviewed and approved such materials, the Adviser shall be entitled to update such materials with statistical data without seeking your prior approval. In addition, the Adviser hereby approves of your use of its name and trademark as part of a representative client list used in business development presentations.

14.	Representations. The Trustee and the Adviser each represent, warrant and covenant to you that the execution, delivery and performance of this Agreement, including the appointment of you as investment subadviser, (A) will not require any consent or approval of any person that has not been lawfully and validly obtained, and (B) will not violate or be in conflict with, result in a breach of or constitute a default under any law, regulation, agreement, lease or instrument to which the Trust or the Adviser is a party or by which the Trust or the Adviser or its properties, assets or rights is bound or affected.

15.	Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given when actually delivered by facsimile or electronic mail, personal service or by mail or overnight courier to the receiving party as follows:

If to you:

Sands Capital Management, LLC

1000 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Attention: Jeff Lockhart – Director, Client Relations

Email: jlockhart@sandscap.com; clientserviceteam@sandscap.com

If to Client:

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

Attention: General Counsel

Email: Legal&ComplianceTeam@harborfunds.com

Either party hereto, by written notice to the other party, may designate a different address or facsimile number for subsequent notices or communications.

The Adviser hereby consents to the electronic delivery of your Form ADV, privacy policy, and other periodic disclosures and notices to the email address listed in Section 15 hereof.

SANDS CAPITAL MANAGEMENT, LLC

HARBOR GLOBAL LEADERS FUND

MARCH 1, 2017

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR GLOBAL LEADERS FUND

By:
David G. Van Hooser, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

SANDS CAPITAL MANAGEMENT, LLC

By:

Name:

Title: